Exhibit 10.43

February 25, 2004

Laura Lauman,

Co-Manager, Applied Biosystems/ MDS SCIEX

and

Vice President of Discovery Proteomics and Small Molecule Business, Applied Biosystems

850 Lincoln Centre Drive

Foster City, California 94404

Re:            Extension of Term of Service and Support Agreement

Dear Laura:

As you know, Ciphergen Biosystems, Inc. (“Ciphergen”) and Applied Biosystems/MDS SCIEX (the “Joint Venture”) entered into a Service and Support Agreement, dated April 2, 2001 (the “Original Agreement”) and a letter amendment dated August 29, 2003 (the “August Letter Amendment;” and the Original Agreement together with the August Letter Amendment, the “Current Agreement”).

The purpose of this letter is to confirm the agreement by and between Ciphergen and the Joint Venture to extend the term of the Current Agreement for an additional period through February 28, 2006 (the “Extension Period”). All other terms and conditions of the Current Agreement shall continue in full force and effect.

For clarity, during such Extension Period, Ciphergen (1) shall sell the PCI-1000 SELDI ProteinChip® Interface (the “Interface”) only in conjunction with the Joint Venture’s QSTAR® MS Instrument Systems and (2) shall not offer such Interface for sale in conjunction with the Waters-Micromass QTOF line of products.

As the duly authorized representative, please indicate the agreement of Applied Biosystems/ MDS SCIEX to the foregoing by signing both copies of this letter in the space provided below and returning one copy of this letter to me.

Best regards,

/s/ Martin Verhoef

Martin Verhoef

President, Biosystems Division

Accepted and Agreed:

Applied Biosystems/MDS SCIEX

By:             /s/ Laura Lauman

Name:             Laura Lauman

Title:               Co-Manager

Date:              3/10/04